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Deed of Amendment – Sale Deed

Attachment A Amendments to the Transaction Deed

Date: 1 June 2026
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Parties
1     Each party listed in Schedule 1 of the Transaction Deed (including as amended by this deed)
2     Each party listed in Schedule 2 of the Transaction Deed (including as amended by this deed)
3     Horizon BidCo Pty Ltd (ACN 694 778 375) C/- MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000 (Purchaser)
4     Hims, Inc. (Guarantor)
5     Hims & Hers Health, Inc. (Purchaser Parent)
The parties agree
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Background
A     On 19 February 2026, the Vendors, the EST Holders, the Key Persons, the Purchaser, the Guarantor and the Purchaser Parent entered into the Securities Sale Deed (Transaction Deed).
B     The parties now wish to amend the Transaction Deed as set out in this Deed in accordance with clause 21.1(a) of the Transaction Deed.
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1    Defined terms and interpretation
1.1.    Definitions in the Dictionary
A term or expression starting with a capital letter:
(a)     which is defined in this Deed, has the meaning given to it in this Deed;
(b)     which is not defined in this Deed but is defined in the Transaction Deed, has the meaning given to it in the Transaction Deed; and
(c)     which is defined in the Corporations Act, but is not defined in this Deed or the Transaction Deed, has the meaning given to it in the Corporations Act.
1.2. Interpretation
The interpretation clause in clause 1.2 of the Transaction Deed sets out rules of interpretation for this Deed.
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2     Amendment
2.1. Amendment
In accordance with clause 21.1(a) of the Transaction Deed, with effect on and from the date of this Deed (Effective Date) the provisions of the Transaction Deed set out in Attachment A are amended as set out in that Attachment (with text underlined added and text ~~struck out~~deleted).
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2.2     Effect of amendment
The parties acknowledge and agree that:
(a) the effect of this Deed is to amend the Transaction Deed on and from the Effective Date;
(b) this Deed is only intended to vary the Transaction Deed in the manner set out in clause 2.1 and does not to terminate, discharge, rescind or replace the Transaction Deed; and
(c) this amendments proposed to the Transaction Deed in this Deed do not, and are not intended to, affect the validity or enforceability of, or rescind or terminate the Transaction Deed.
2.3.     Compliance with the Transaction Deed
The parties acknowledge and agree that this Deed complies with clause 21.1(a) (Alterations) of the Transaction Deed.
2.4     Ratification and confirmation
On and from the Effective Date, other than as expressly amended by this Deed, the Transaction Deed remains in full force and effect.
2.5     Conflict
If there is a conflict between the Transaction Deed and this Deed, the terms of this Deed prevail.
2.6     Amendment not to affect rights or obligations
Nothing in this Deed:
(a) prejudices or adversely affects any right, power, authority, discretion or remedy which arose under, or in connection with, the Transaction Deed before the Effective Date; or
(b) discharges, releases or otherwise affects any liability or obligation which arose under, or in connection with, the Transaction Deed before the Effective Date.
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3     Incorporation by reference
3.1.     Incorporation by reference
The following clauses of the Transaction Deed apply as if set out in full, as if references to “this deed” were to this Deed:
(a) clause 21.8 (Counterparts);
(b) clause 21.9 (Counterparts and electronic execution); and
(c) clause 21.24 (Governing law and jurisdiction).
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__________________________________________________________________________________________
Execution page

Executed as a deed.

Vendors
[***]

Execution | page |

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Key Employee Vendors
[***]

Execution | page |

Purchaser, Guarantor and Purchaser Parent

Executed by Horizon BidCo Pty Ltd in accordance with Section 127 of the Corporations Act 2001 (Cth)

/s/ Andrew Richard Dudum	/s/ Oluyemi Okupe
Signature of director	Signature of director

Andrew Richard Dudum	Oluyemi Okupe
Name of director (print)	Name of director (print)

Executed by Hims, Inc. by the following authorised officer)

/s/ Andrew Richard Dudum
Signature of authorised officer	who states that he or she is authorised to sign this document on behalf of the company
Andrew Richard Dudum
Name of authorised officer

Executed by Hims & Hers Health, Inc. by the following authorised officer)

/s/ Andrew Richard Dudum
Signature of authorised officer	who states that he or she is authorised to sign this document on behalf of the company
Andrew Richard Dudum
Name of authorised officer

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Attachment A     Amendments to the Transaction Deed

Actual Adjustment Payment Date means the date that is 20 Business Days after the date on which the Adjustment Statement and each of the Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount become final and binding on the Vendors and the Purchaser pursuant to this deed.
Actual Net Debt means the Net Debt as set out in the Adjustment Statement (which, for the avoidance of doubt, includes the Actual Payroll Tax Amount and actual amount of payroll Taxes in other jurisdictions) that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Actual Payroll Tax Amount means the amount of Payroll Tax included in Net Debt as set out in the Adjustment Statement that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Actual Working Capital means the Working Capital as set out in the Adjustment Statement that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Adjustment Statement means the statement, in the form set out in Part B of Schedule 7 and prepared in accordance with the Accounting Principles, that is final and binding on the Vendors and the Purchaser pursuant to this deed.
Aggregate Earnout Amount means in relation to:
(a)     a Key Employee Vendor, an amount equal to 60% of that Key Employee Vendor's Respective Proportion of the Completion Amount;
(b)     a KEV EST Holder, an amount equal to 60% of the KEV EST Holder’s Respective Proportion of the Completion Amount;
(c)     an OV EST Holder, an amount equal to 10% of the OV EST Holder’s Respective Proportion of the Completion Amount;
(d)     an Other Vendor, an amount equal to 10% of that Other Vendor's Respective Proportion of the Completion Amount
(e)     each KEV CCO Holder, an amount equal to 60% of that KEV CCO Holder’s Respective Proportion of the Completion Amount; and
(f)     each OV CCO Holder, an amount equal to 10% of that OV CCO Holder’s Respective Proportion of the Completion Amount.
Aggregate CCO Exercise Price means the aggregate exercise price for all CCO Options.
Aggregate Upfront Payment Amount means the aggregate of all Upfront Payments.
Agreed Form means, in respect of a document, at any time:
(a)     prior to the execution of this deed, the form of that document agreed in writing by the Appointed Representative and the Purchaser prior to the execution of this deed; and
(b)     after the execution of this deed and prior to Completion, if any amendments are requested or required to be made prior to Completion to the Agreed Form of the document as described in paragraph (a) of this definition (whether to complete any blanks, to correct any matters or otherwise), the form of that document agreed in writing by the Appointed Representative and the Purchaser prior to Completion (each acting reasonably).
Allowed Delay has the meaning given to that expression in clause 6.7(c).
Appointed Representative means any person or persons from time to time nominated and acting as 'Appointed Representative’ in accordance with clause 20.1, being as at the execution of this deed the Initial Appointed Representatives.
ASIC means the Australian Securities and Investments Commission.
Assets means all of the assets owned or used by a Target Group Member and/or used by the Target Group in connection with the Business.
Assignee has the meaning given to that expression in clause 21.3(c).
Associate has the meaning given to that expression by sections 10 to 17 of the Corporations Act.

(e)     in the case of a Key Employee Vendor, a KEV EST Holder or a KEV CCO Holder, the Earnout Payment 1 Amount may be reduced to nil in accordance with, or increased by reallocations to that Key Employee Vendor, KEV EST Holder or KEV CCO Holder (as applicable) under, clause 1.1 of Part A of Schedule 1:

Earnout Payment 1 Cap means in relation to:
(a)    a Key Employee Vendor, the amount equal to 42% of that Key Employee Vendor's Aggregate Earnout Amount;
(b)     a KEV EST Holder, the amount equal to 42% of the KEV EST Holder’s Aggregate Earnout Amount;
(c)     an OV EST Holder, the amount equal to 42% of the OV EST Holder’s Aggregate Earnout Amount;
(d)     an Other Vendor, the amount equal to 42% of that Other Vendor's Aggregate Earnout Amount;
(e)     a KEV CCO Holder, the amount equal to 42% of that KEV CCO Holder’s Aggregate Earnout Amount; and
(f)     a OV CCO Holder, the amount equal to 42% of that OV CCO Holder’s Aggregate Earnout Amount.
Earnout Payment 1 Date means the date which is the later of:
(a)     the date which is 30 Business Days after the date on which the Form 10-K for the financial year ended 31 December 2026 is publicly filed with the SEC; and
(b)     the date which is 7 Business Days after the First Earnout Statement becomes final under clause 8, and in any event by no later than 29 June 2031.
Earnout Payment 2 Amount means, in respect of a Vendor, an EST Holder or a CCO Holder, an amount set out in the Second Earnout Statement that is final and binding (after following the disputes process provided for in this deed, if applicable) on the Vendors, the EST Holders, the CCO Holders and the Purchaser pursuant to this deed, which amount shall be calculated in accordance with the following formula and the Earnout Principles, provided that:
(a)     the Aggregate Earnout Amount is the Aggregate Earnout Amount for that Vendor, EST Holder, or CCO Holder (as applicable);
(b)     subject to paragraph (c) of this definition, notwithstanding the values of Revenue 2 and EBITDA Amount 2 below, in no circumstances will the Earnout Payment 2 Amount exceed the Earnout Payment 2 Cap, in each case, for that Vendor, EST Holder, or CCO Holder (as applicable);
(c)    if the (1) Earnout Payment Amount 1 was lower than the Earnout Payment 1 Cap and (2) value of:
(i)    Revenue 2 exceeds US$700,000,000, Earnout Payment Amount 1 shall be recalculated on the basis that Revenue 1 was increased by the excess of Revenue 2 over US$700,000,000; and/or
(ii)     EBITDA Amount 2 exceeds US$28,000,000, Earnout Payment Amount 1 shall be recalculated on the basis that EBITDA Amount 1 was increased by the excess of EBITDA Amount 2 over US$28,000,000, and the difference between (on the one hand) the Earnout Payment Amount 1 as so recalculated and (on the other hand) the Earnout Payment Amount 1 actually paid (if any) shall be added to Earnout Payment Amount 2; and
(d)     in the case of a Key Employee Vendor, the KEV EST Holders and KEV CCO Holders, the Earnout Payment 2 Amount payable to the Key Employee Vendor, EST or KEV CCO

Holder (as applicable) may be reduced to nil in accordance with, or increased by reallocations to that Key Employee Vendor, the EST or KEV CCO Holder under, clause 1.1 of Part A of Schedule 9:
Earnout Payment 2 Cap means in relation to:
(a)     a Key Employee Vendor, the amount equal to 33% of that Key Employee Vendor's Aggregate Earnout Amount;
(b)     a KEV EST Holder, an amount equal to 33% of the KEV EST Holder's Aggregate Earnout Amount;
(c)     a OV EST Holder, an amount equal to 33% of the OV EST Holder’s Aggregate Earnout Amount;
(d)     an Other Vendor, the amount equal to 33% of that Other Vendor's Aggregate Earnout Amount;
(e)     a KEV CCO Holder, the amount equal to 33% of that KEV CCO Holders’ Aggregate Earnout Amount; and
(f)     a OV CCO Holder, the amount equal to 33% of that OV CCO Holders’ Aggregate Earnout Amount.
Earnout Payment 2 Date means the date which is the later of:
(a)     the date which is 30 Business Days after the date on which the Form 10-K for the financial year ended 31 December 2027 is publicly filed with the SEC; and
(b)     the date which is 7 Business Days after the Second Earnout Statement becomes final under clause 8, and in any event by no later than 29 June 2031.
Earnout Payment 3 Amount means, in respect of a Vendor, EST Holder or CCO Holder, an amount set out in the Third Earnout Statement that is final and binding (after following the disputes process provided for in this deed, if applicable) on the Vendors, the EST Holders, the CCO Holders and the Purchaser pursuant to this deed, which amount shall be calculated in accordance with the following formula and the Earnout Principles, provided that:
(a)     the Aggregate Earnout Amount is the Aggregate Earnout Amount for that Vendor, EST Holder, or CCO Holder;
(b)     subject to paragraphs (c) and (d) of this definition, notwithstanding the values of Revenue 3 and EBITDA Amount 3 below, in no circumstances will the Earnout Payment 3 Amount exceed the Earnout Payment 3 Cap, in each case, for that Vendor, EST Holder, or CCO Holder;
(c)     if the (1) Earnout Payment Amount 1 plus any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2 was lower than the Earnout Payment 1 Cap and (2) value of:
(i)     Revenue 3 exceeds US$1,000,000,000, Earnout Payment Amount 1 shall be recalculated on the basis that Revenue 1 was increased by the excess of Revenue 3 over US$1,000,000,000; and/or
(ii)     EBITDA Amount 3 exceeds US$40,000,000, Earnout Payment Amount 1 shall be recalculated on the basis that EBITDA Amount 1 was increased by the excess of EBITDA Amount 3 over US$40,000,000, and the difference (if any) between:
(iii)     (on the one hand) the Earnout Payment Amount 1 as so recalculated; and
(iv)     (on the other hand) the Earnout Payment Amount 1 actually paid (if any) plus any amount paid pursuant to paragraph (c) of the definition of Earnout Payment Amount 2,

least 10 years' post-qualification experience as an accountant and has the requisite knowledge and expertise in determining completion adjustment disputes, who is appointed pursuant to clause 7.5(f) or clause 7.5(g) (as the case may be) as the 'Independent Accountant’.
Independent Lawyer means, in respect of:
(a)     any Australian jurisdiction, a King's Counsel or Senior Counsel; or
(b)     any other jurisdiction, a partner of a reputable law firm, who has at least 10 years' qualification experience as a lawyer and has the requisite knowledge and expertise in determining matters relating to payroll Tax in the relevant jurisdiction who is appointed pursuant to clause 7.5(i)(iii) as the 'Independent Lawyer.
Initial Appointed Representative means each of Tim Doyle and Nick Crocker.
Insolvency Event means:
(a)     in relation to an entity:
(i)     the entity is unable to pay its debts as and when they fall due or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts;
(ii)     the entity goes, or proposes to go, into liquidation;
(iii)    the entity:
(A)     receives a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might reasonably be expected to lead to such a notice; or
(B)     applies for deregistration under section 601AA of the Corporations Act;
(iv)     an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the entity;
(v)     a receiver, receiver and manager, judicial manager, liquidator, administrator or like Official is appointed, or threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the entity;
(vi)     the holder of a Security Interest takes possession of the whole or substantial part of the undertaking or property of the entity;
(vii)     a writ of execution is issued against the entity or any of the entity's assets;
(viii) the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them; or
(ix)     the entity is declared or taken under applicable law to be insolvent, or the entity's board of directors resolve that it is, or is likely to become insolvent; and
(b)     in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy laws.
Insurances has the meaning given to that expression in Warranty 14.3.
Intellectual Property Rights means any and all intellectual property and proprietary rights (whether registered or unregistered) rights, similar rights and forms of protection with comparable effect, including all legal rights, title or interest, irrespective of the country in which such rights were granted and regardless of whether they are or could be recorded in a public register, including applications and renewals for rights including all:
(a)     business names and any and all goodwill associated with and symbolized by the foregoing;
(b)     trade or service marks, trade names, logos, and related registrations and applications as well as business designations and geographical indications of origin and any and all goodwill associated with and symbolized by the foregoing;
(c)     any right to have information (including Confidential Information) kept confidential; and
(d)     all patents, patent applications, utility models, drawings, discoveries, inventions, disclosures, (whether patented or not) improvements, trade secrets, technical data,

(b)     any contract, commitment or arrangement (or series of contracts, commitments or arrangement) to which a Target Group Member is a party and which:
(i)     is reasonably likely over its term to generate aggregate revenue or incur aggregate expenses for that Target Group Member in excess of AU$1,000,000 (exclusive of GST); or
(ii)     has an initial term of 12 months or greater (and contracts, commitments or arrangements with no time period are presumed to have a form in excess of that period), excluding all Lease Agreements and any contract of employment in respect of any Employee and Material Contract means any one of them.
Material Vendor means any Vendor that holds in excess of 2% of the Sale Shares (and any Vendor that is affiliate of such Vendor) as at the date of this deed, the Blackbird SAFE Holder and 1V.
Mighty Partners Loan Agreement means the 'Letter of Offer’ between the Target (as 'borrower), MP Loan SPV 1 Pty Ltd ACN 691 059 328 (as lender) and others dated 17 October 2025.
Necessary Approvals means, in respect of any contract, all approvals, amendments, consents, notifications or waivers required under, or in connection with, the terms of that contract in order to effect the Transaction without:
(a)     breaching, or causing a breach of, the terms of the contract; or
(b)     giving rise to, or permitting any party to the contract, any right under the relevant contract which will or may arise as a result of the consummation of the Transaction (or any part of the Transaction), including any right to terminate the contract, to limit or restrict any rights in respect of the contract and/or the right to require the payment, repayment or reimbursement of any applicable amounts under the contract.
Negative Response means either:
(a)     the Secretary of State for the UK Cabinet Office:
(i)     notifying the Purchaser or any person who has or is to have control of the Purchaser (within the meaning given to that term in Part XII of FSMA) (or any of their representatives or advisors) that it will not approve the Purchaser (or such person) acquiring, directly or indirectly, control over the Target; or
(ii)     making a final order permitting the transaction contemplated by this deed subject to such remedies or requirements that are not acceptable to the Purchaser, acting reasonably; and
(b)     the Treasurer of the Commonwealth of Australia (or his or her agent) provides notice to the Purchaser that it:
(i)     objects; or
(ii)     does not object but on conditions that are not acceptable to the Purchaser, acting reasonably, in each case, under the FATA, to the acquisition of the Sale Securities by the Purchaser in the manner contemplated by this deed.
Net Debt means:
(a)     Cash; less
(b)     Debt,
which may, for the avoidance of doubt, produce an amount that is a negative amount if Debt is greater than Cash.
Nominated Account means the ~~Australian~~bank account notified in writing by the Appointed Representative to the Purchaser (with such notice to specify all relevant details in respect of the bank account) in accordance with clause 4.5(b).
Non-Earnout Amount means, in relation to:

(a)     an Other Vendor, the amount equal to 90% of that Other Vendor's Respective Proportion of the Completion Amount;
(b)     an OV EST Holder, an amount equal to 90% of that OV EST Holder’s Respective Proportion of the Completion Amount; and
(c)     an OV CCO Holder, an amount equal to 90% of that OV CCO Holder’s Respective Proportion of the Completion Amount.
Non-Exchanging SAFE means the Simple Agreement for Future Equity entered into between the Target and Blackbird HP Pty Limited ACN 621 829 534 as trustee for Blackbird Hostplus Trust, dated 28 October 2025.
Notice has the meaning given to that expression in clause 18.1.
NSIA Condition means the Condition set out in clause 2.1(e).
NSIA21 means the UK National Security and Investment Act 2021.
Old Street Leases means:
(a)     the lease between Moorhead Holdings Limited (as landlord) and Fill Function (as tenant) in respect of 4th Floor, City Cloisters East, 196 Old Street, London EC1V 9FR; and
(b)     the lease between Moorhead Holdings Limited (as landlord) and Fill Function (as tenant) in respect of 5th Floor, City Cloisters East, 196 Old Street, London EC1V 9FR.
Option Cancellation Amount means the amount of cash consideration payable by the Target for the cancellation of the Options pursuant to clause 4.2 funded by the CCO Loan.
Options means an option to acquire a fully paid ordinary share in the capital of the Target issued pursuant to an Equity Plan.
Options Tax Ruling means the tax ruling referred to in Step 3 of the steps advised in writing in the email from to MinterEllison dated 12 February 2026 at 1.17pm.
Other Vendor means a Vendor other than a Key Employee Vendor or the EST.
OV CCO Holders means CCO Holders which are not KEV CCO Holders.
OV EST Holders means persons for whom the EST holds Sale Shares on trust that are designated “Other Vendors” by the EST as specified in Part C of Schedule 1.
Owned Intellectual Property means:
(a)     all Intellectual Property Rights and Know How that are owned, or purported by the Vendor in the Due Diligence Materials to be owned, by any Target Group Member; and
(b)     the Registered Intellectual Property.
Payroll Tax means the amount of payroll Tax payable under payroll Tax Laws in any Australian jurisdiction by the Target Group in connection with the exercise or cash cancellation of Options in connection with this Transaction (whether paid or unpaid).
Permitted Security Interest means:
(a)    any Security Interest registered by the Purchaser;
(b)     the Security Interest registered on the PPS Register as at the date of this deed as listed in Schedule 15;
(c)     any lien or charge that arises by the operation of law in the ordinary course of business;
(d)     right of set-off included in a contract entered in the ordinary course of business that does not secure financial indebtedness;
(e)     provided that, in the case of Permitted Security Interests arising after the date of this deed (i) the obligation secured arose in accordance with clause 5 of this deed and (ii) would not, were it to be given by a member of the Purchaser Group breach any covenants under the Purchaser Parent Credit Agreement:
(i)     any retention of title arrangement under which title is retained by a supplier over goods supplied to any Target Group Member until payment for such goods is or omission of, or occurrence affecting or transaction entered into by, a Target Group Member and/or in connection with the Business on or before Completion and as a result of which a Target Group Member or any Purchaser Group Member is liable to make a payment for Tax.
Tax Funding Agreement means any agreement whereby a Target Group Member may be required to pay an amount or be entitled to receive an amount calculated by reference to Tax.
Tax Indemnity means the indemnity contained in clause 11.1.
Tax Indemnity Claim means a claim under the Tax Indemnity.
Tax Law means any law in relation to any Tax and/or the administration of any Tax, including the Tax Act.
Tax Liability means any Tax payable by a Target Group Member in respect of any assessment relating to a period before the Effective Time.
Tax Loss means any tax deduction or credit for any carry forward operating loss or capital loss anywhere in the world and includes a 'Tax Loss' as defined in the ITAA 1997.
Tax Relief means any relief (including any corporate reconstruction or ex gratia relief), allowance, exemption, exclusion, concession, set off, deduction, offset, credit, loss, rebate, recoupment, compensation, Tax Loss or similar loss for income tax purposes in a jurisdiction outside Australia, refund, right to repayment or other benefit or saving in relation to Tax under any law and includes any amount otherwise payable which reduces, offsets, discharges or satisfies a Tax Liability.
Tax Return means any return or application relating to Tax including any document, declaration, report, refund claim, information returns or other statement referring to Taxes which must be lodged with a Governmental Authority or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, schedule or election and any attachment), including any amendment thereof.
Tax Ruling has the meaning given to that expression in clause 15.4(a)(i).
Tax Sharing Agreement means a valid tax sharing agreement entered into in accordance with section 721-25 of the 1997 Tax Act.
Tax Subject Claim means a Claim:
(a)     by the Purchaser arising as a direct or indirect result of a breach of a Tax Warranty; or
(b)     under the Business Warranty Indemnity in relation to, or in connection with, a Tax Warranty, but excludes any Tax Indemnity Claim.
Tax Warranties means the Warranties that comprise Warranty 12 and Tax Warranty means any one of them.
Third Earnout Period means the period commencing on 1 January 2028 and ending 31 December 2028.
Third Earnout Statement means the Earnout Statement prepared in respect of the Third Earnout Period and setting out the calculation of the Earnout Payment 3 Amount.
Third Earnout Statement Preparation Date means the date which is 12 Business Days after the date on which the Form 10-K for the year ending 31 December 2027 is publicly filed with the SEC.
Third Party means a person that is not a party to this deed or an Associate of a party to this deed.
Third Party Claim means a Claim made by a Third Party against a Target Group Member that is reasonably likely to result in a Subject Claim or a Tax Indemnity Claim.
Title and Capacity Subject Claim means a Claim:
(a)     by the Purchaser against one or more Vendors and/or EST Holders (as the case may be) arising as a result of a breach of a Title and Capacity Warranty or otherwise as a result of a Title and Capacity Warranty being untrue, incorrect, inaccurate or misleading; and/or
(b)     under the Title and Capacity Warranty Indemnity.

Title and Capacity Warranties means the Warranties that comprise Warranty 1 and Warranty 2 and Title and Capacity Warranty means any one of them.
Title and Capacity Warranty Indemnity means the indemnity contained in clause 9.4(a).
Trading Day means any day on which Purchaser Parent Shares are actually traded on the Principal Exchange.
Transaction means the sale and purchase of the Sale Securities under this deed and all other related transactions referred to in, or contemplated by, this deed.
Transaction Bonuses means any bonuses, incentives, retention payments or other fees or entitlements payable by a Target Group Member in connection with the completion of the Transaction (but are unpaid, as at the Effective Time) to any current or former executive, employee or contractor (including any such bonuses, incentives, retention payments or other fees or entitlements in connection with Completion occurring), grossed up for any applicable superannuation contributions or guarantee charges, Taxes (including any payroll Taxes and/or fringe benefits Taxes), workers’ compensation insurance premiums and any other direct employee expenses or on-costs for which an employer and/or engaging party is liable in relation to the payment of any such bonuses, incentives, retention payments or other fees or entitlements.
Transaction Costs means all third party costs, fees and expenses (including any applicable GST payable) payable by the Target Group (including on behalf of a Vendor Party) to any person engaged to provide:
(a)     data room services in connection with the Transaction; or
(b)     professional advice of any type, including corporate advisory, legal, accounting, tax, insurance, industry, business advisory or other consulting or financial advice directly or indirectly in connection with the Transaction, including (without limitation) the negotiation, preparation, execution and completion of this deed, but are unpaid as at the Effective Time.
Trustee Parties means each trustee of a Relevant Trust (excluding, for the avoidance of doubt, each Key Person, unless and to the extent the Key Person is a trustee of a Relevant Trust) and Trustee Party means any one of them.
Unaccredited Investor has the meaning given to it in clause 6.6(a).
US Title and Capacity Warranties means the Warranties that comprise Warranty 1.9 and Warranty 1.17, inclusive.
~~UK Liability Proportion means the proportion that a Vendor or EST Holder’s Upfront Payment bears to the aggregate Upfront Payment to be received by all Vendor and EST Holders.~~
~~UK Loan Amount has the meaning given to that term in clause 4.6(b)(i).~~
~~UK Option Holder means a holder of Options (excluding any KEV CCO Holder or KEV EST holder) to which, following the cancellation or exercise of such Options (other than Unvested Options) in accordance with Schedule 13, a part of the UK Option Tax Liability will apply.~~
~~UK Option Tax Liability means the aggregate amount payable by the Target group to HM Revenue & Customs under sections 477 and 478 of the Income Tax (Earnings and Pensions) Act 2003 in relation to the cancellation of Options (other than Unvested Options) in accordance with Schedule 13.~~
~~UK Option Tax Proportion means a percentage equal to:~~
~~where:~~
~~A equals the amount payable by the Target Group to HM Revenue & Customs 477 and 478 of the Income Tax (Earnings and Pensions) Act 2003 in relation to the cancellation or exercise of the UK Option Holder’s Options (excluding Unvested Options); and~~
~~B equals the aggregate amount of the Upfront Payment, Deferred Payment1, Deferred Payment 2, Deferred Payment 3, Deferred Payment 4, Deferred Payment 5 and Deferred payment 6 to be~~

~~made to the UK Option Holder for their Options *excluding Unvested Options) (ignoring the effect of clauses 2(c)(i) and 2(d) of Schedule 13.~~
~~UK Withheld Amounts has the meaning given to it in Schedule 13.~~
Unvested Option means an Option which has not vested in accordance with the terms of its issue.
Upfront Payment means in relation to:
(a)     a Key Employee Vendor, the amount equal to 40% of that Key Employee Vendor's Respective Proportion of the Completion Amount;
(b)     an Other Vendor, the amount equal to 20% of that Other Vendor's Non-Earnout Amount;
(c)     a KEV EST Holder, the amount equal to 40% of the KEV EST Holder’s Respective Proportion of the Completion Amount;
(d)     an OV EST Holder, the amount equal to 20% of the OV EST Holder’s Non-Earnout Amount;
(e)     each KEV CCO Holder, the amount equal to 40% of that KEV CCO Holders’ Respective Proportion of the Completion Amount, /ess the aggregate Exercise Price applicable to all Options held by the KEV CCO Holder that are cancelled by the Target; and
(f)     each OV CCO Holder, the amount equal to 20% of that OV CCO Holders’ Non-Earnout Amount, /ess the amount of the Exercise Price payable in respect of the Options held by an OV CCO Holder that are cancelled by the Target (calculated in accordance with Schedule 13).
Unreleased Bank Guarantee has the meaning given to it in clause 5.10(c).
US GAAP means generally accepted accounting principles, policies, practices and procedures in the U.S.
Vendor Affiliates means, in respect of a Vendor, any person or trust that is:
(a)     a fund manager, asset manager, investment advisor, general partner, ultimate general partner, managing member, trustee (to the extent that the trustee is affiliated with the fund manager, asset manager, or investment advisor in respect of the Vendor) or other similar person in respect of the Vendor;
(b)     a Related Body Corporate of the Vendor or of a person described in paragraph (a) in relation to the Vendor (other than a Target Group Member or any other Vendor);
(c)     an Associate of the Vendor or of any of the persons referred in paragraphs (a) or (b) of this definition (other than a Target Group Member); and
(d)     any company, entity or other person owned by the Vendor or by any of the persons referred to in paragraphs (a), (b) or (c) of this definition (other than a Target Group Member);
(e)     any trust or settlement of which the Vendor is a trustee (whether individually or jointly) or a beneficiary; and
(f)     any person or trust managed or advised by any of the persons referred to in paragraphs (a), (b), (c), or (d) of this definition, and Vendor Affiliate means any one of them.
Vendor Note has the meaning given to that term in clause 4.8.
Vendor Parties means:
(a)     each Vendor Side Party;
(b)     each Related Body Corporate of any of the persons referred to in paragraph (a) of this definition (other than a Target Group Member or any Vendor);
(c)     each Associate of any of the persons referred to in paragraphs (a) or (b) of this definition (other than a Target Group Member); and

(u)     a reference in this deed to Key Persons performing or refraining from performing an action, or procuring another party perform or refrain from performing an action in their capacity as a Key Person:
(i)     will be taken to be satisfied if that Key Person takes all reasonable steps that are within his, her or its power, having regard to that Key Person’s involvement in the Business (whether as an employee, director, consultant or otherwise) and the voting rights in the Target that it or its corresponding Vendor or EST Holder (as applicable) controls; and
(ii)     does not operate to or in any way render the Key Person personally liable for any failure to procure performance of an action or inaction, provided that:
(A)     the Key Person satisfies the requirements of paragraph (i); and
(B)    this clause 1.2(u) shall not derogate from the Liability that any Key Person has under this deed as a Warrantor; and
(v)     to the extent that a party (Relevant Party) enters into this deed in more than one capacity (for example that party is a KEV CCO Holder as well as being a Key Employee Vendor) (each such capacity a Relevant Capacity), that Relevant Party has the same obligations, and is entitled to the same rights, as each other party who enters into this deed in the same capacity as that Relevant Capacity, provided that to the extent the Relevant Party has a right or an obligation where such right or obligation is calculated by reference to their Respective Proportion, the Relevant Party’s right or obligation (as applicable) will be limited to the Respective Proportion applicable to the specified Relevant Capacity to which the right or obligation relates.
1.3     Headings
Headings are for ease of reference only and do not affect interpretation.
1.4     Accounting and mathematical conventions
Except as otherwise expressly provided in this deed, when undertaking any calculation under this deed, customary mathematical and accounting conventions relevant to that calculation must be applied.
1.5     Deed
In connection with the entry into this deed, the parties have also entered into the deed included as Exhibit F.
1.6     Conversion rate
(a)     All payments under or in connection with this deed shall be paid in ~~AUD~~USD.
()    Unless expressly provided otherwise, where a calculation under, in connection with, or for the purposes of, this deed (including a calculation to comply with clause 1.6(a)) involves one or more amounts which are denominated in a currency other than ~~AUD~~USD, the calculation shall be performed~~,~~  or if. no calculation other than conversion is required, the payment will be made, in USD using, for such ~~non-AUD~~non-USD currency amounts, the ~~AUD~~USD equivalent of them determined by converting such other currency to ~~AUD~~USD on the basis of the exchange rate as published by the Reserve Bank of Australia at 4:00pm on the day that is two Business Days preceding the date of the anticipated payment -and, in the event the resulting conversion yields a number that extends beyond two decimal points, rounded down to the nearest cent.
()    For the avoidance of doubt:
(i)     any Debt, Cash, general ledger accounts and other components within the Estimated Working Capital, Estimated Adjustment Amount, Actual Adjustment Amount and Aggregate CCO Exercise Price will be calculated in AUD (and to the extent that any such amount is denominated in a currency other than AUD, such amount will be converted to AUD using the daily exchange rate as published by the

Reserve Bank of Australia for the day that is two Business Days preceding the Completion Date);
(ii)     the Estimated Adjustment Amount and Aggregate CCO Exercise Price will be _ initially calculated in AUD under clause 1.6(c)(i) and, once calculated, converted to USD using the daily exchange rate as published by the Reserve Bank of Australia for the day that is two Business Days preceding the Completion Date (and the Completion Amount calculated using such amounts shall remain fixed in USD for all purposes under this deed);
(iii)     the Actual Adjustment Amount will be initially calculated in AUD and once a calculated, converted to USD using the same daily exchange rate used to calculate the USD equivalent of the Estimated Adjustment Amount under clause 1.6(c)(i); and
(iv)     the amounts in clause 4.3 must be converted from AUD to USD using the same daily exchange rate used to calculate the USD equivalent of the Estimated Adjustment Amount under clause 1.6(c)(i).
1.7     EST and EST Holders
Each EST Holder and its Key Person must:
(a)    not give the EST any instruction or direction in relation to Sale Shares held by the EST on their behalf that would, or might reasonably be expected to, cause the EST to act in a manner that is inconsistent with, or in contravention of, any obligation of the EST under this deed; and
(b)     give the EST such instructions or directions in relation to Sale Shares held by the EST on their behalf as are required to ensure compliance with this deed by the EST and the EST Holder.
1.8 Accession by OV EST Holders
The parties acknowledge and agree that following the date of this deed, a person who exercises their Options and acquires beneficial title to Shares which are legally owned by the EST, will be required as a condition precedent to receiving beneficial title to such Shares, to accede to this deed by duly executing a deed poll in substantially the same form as that annexed in Exhibit B and shall have no entitlement to any part of the Purchase Price until such executed deed poll has been provided to the Purchaser.
1.9 Target Shareholder approvals
By signing this deed, each Key Person, Vendor, KEV EST Holder and OV EST Holder irrevocably approves the transactions contemplated by this deed for the purposes of paragraph (g) of Part B, Schedule 2 of the Target Shareholders’ Agreement and for all other purposes whether arising under the Target Shareholders' Agreement, the constitution of the Target or otherwise.
2.     Conditions
2.1     Conditions
Completion must not occur unless and until all of the following Conditions are satisfied or waived in accordance with clause 2.2:

Condition (Column 1)		Party entitled to benefit (Column 2)
(a)	FIRB: (i)
Either
the Treasurer of the Commonwealth of Australia (or his or her applicable. agent) has given a notice in writing to the effect that there are no objections under the FATA to the acquisition of the Sale Securities by the Purchaser in the manner contemplated by this deed, either
Not applicable.

(iii)     pay to each OV EST Holder, that OV EST Holder’s Earnout Payment 1 Amount (if any);
(iv)     pay to each Key Employee Vendor that Key Employee Vendor's Earnout Payment 1 Amount; and
(v)     procure that the Target pays to each CCO Holder that CCO Holder’s Earnout Payment 1 Amount (if any) subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13 (if applicable);
(d)     subject to the conditions set out in Schedule 9 on the Earnout Payment 2 Date, the Purchaser must:
(i)     pay to each Other Vendor that Other Vendor's Earnout Payment 2 Amount (if any);
(ii)     pay to each KEV EST Holder, that KEV EST Holder’s Earnout Payment 2 Amount (if any);
(iii)    pay to each OV EST Holder, that OV EST Holder’s Earnout Payment 2 Amount (if any);
(iv)     pay to each Key Employee Vendor that Key Employee Vendor's Earnout Payment 2 Amount (if any); and
(v)    procure that the Target pays to each CCO Holder that CCO Holder’s Earnout Payment 2 Amount (if any) subject to and in accordance with Schedule 13 together with any payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13 (if applicable);
(e)     subject to the conditions set out in Schedule 9, on the Earnout Payment 3 Date, the Purchaser must:
(i)     pay to each Other Vendor that Other Vendor's Earnout Payment 3 Amount (if any);
(ii)     pay to each KEV EST Holder, that KEV EST Holder’s Earnout Payment 3 Amount (if any);
(iii)     pay to each OV EST Holder, that OV EST Holder’s Earnout Payment 3 Amount (if any);
(iv)     pay to each Key Employee Vendor that Key Employee Vendor's Earnout Payment 3 Amount (if any); and
(v)     procure that the Target pays to each CCO Holder that CCO Holder’s Earnout Payment 3 Amount (if any) subject to and in accordance with Schedule 13 together with any additional payments required to be made to an OV CCO Holder for the purposes of clause 3(g)(i) of Schedule 13 (if applicable); and
(f)     on the Actual Adjustment Payment Date, if clause 4.3 requires:
(i)     the Purchaser to pay the Actual Adjustment Amount, the Purchaser must pay such amount in accordance with clause 4.3(a)(ii) to the Vendors, EST Holders and CCO Holders; or
(ii)     the Vendors, EST Holders and CCO Holders to pay the Actual Adjustment Amount, the Vendors must pay such amount in accordance with clause 4.3(b), provided that payments made pursuant to clauses 4.2(b) to 4.2(e) shall be rateably reduced by any applicable employment tax on-costs (including Payroll Tax and payroll Taxes in other jurisdictions) in respect of the cancellation for cash or exercise of the Options in connection with the Transaction that becomes or that the Purchaser reasonably expects to become payable in connection with the payment the subject of the rateable reduction after the Completion Date (but excluding any amounts already ~~taking~~taken into account in the definition of Debt for the purpose of the Adjustment Statement).

4.3     True-up following finalisation of the Adjustment Statement
Subject to clause 4.6, on the Actual Adjustment Payment Date, if the Actual Adjustment Amount is:
(a)     a positive number which is:
(i)     less than $50,000, then no payment is required to be made by any party in respect of the Actual Adjustment Amount; or
(ii)     greater than or equal to $50,000, then the Purchaser must pay to each Vendor and EST Holder and procure that the Target pays to each CCO Holder (or as directed by each Vendor, EST Holder and CCO Holder as applicable) the amount equal to that party’s Respective Proportion of the Actual Adjustment Amount in accordance with clause 4.5;
(b)     a negative number, the absolute value of which is:
(i)     less than $50,000, then no payment is required to be made by any party in respect of the Actual Adjustment Amount; or
(ii)     greater than or equal to $50,000, then the Vendors, EST Holders and ~~KEV~~CCO Holders’ obligations to pay such amount to the Purchaser must be satisfied:
(A)     in the first instance, by way of a deduction of the relevant amount in each such party’s Respective Proportion from the Deferred Payments otherwise payable but not yet paid to each such party (as applicable), and if such amount is not sufficient (or the Vendor, EST Holder or ~~KEV~~CCO Holder, as applicable, has no entitlement to a Deferred Payment), by way of deduction of the relevant amount in each such party’s Respective Proportion from the Earnout Payments otherwise payable to that Vendor, EST Holder or ~~KEV~~CCO Holder (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each Vendor, EST Holder and ~~KEV~~CCO Holder (as applicable) will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount payable but not yet paid and such deduction will be deemed to be good discharge of the obligation to pay such amount to the Purchaser even if the Earnout Payment Amount that would otherwise have been payable to the Vendor, EST Holder and/or ~~KEV~~CCO Holder (as applicable) is ultimately determined to be less than the Earnout Payment Cap), and if the Purchaser makes a deduction from a Deferred Payment or Earnout Payment Amount under this clause, the Purchaser will procure that the Target deduct from a Deferred Payment or Earnout Payment Amount payable but not yet paid to an OV CCO Holder an amount equal to the OV CCO Holder’s Respective Proportion of the relevant amount (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each OV CCO Holder will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount, even if the Earnout Payment Amount that would otherwise have been payable to the OV CCO Holder is ultimately determined to be less than the Earnout Payment Cap); and
(B)     in respect of any balance, by the Warrantor making a payment in immediately available funds without counter-claim or set off on the Actual Adjustment Payment Date; or
(c)     zero, then no payment is required to be made by any party in respect of the Actual Adjustment Amount.
4.4     Key Employee Vendors paid as an Other Vendor
If prior to Earnout Payment 3 Date a Key Employee Vendor (or that Key Employee Vendor's Key Person, as applicable), KEV EST Holder (or that KEV EST Holder’s Key Person as applicable) or KEV CCO Holder (or that KEV CCO Holder’s Key Person as applicable) ceases to be employed or engaged by a Purchaser Group Member (Termination Date) because:

ALTERNATIVE EXEMPTION FROM REGISTRATION UNDER THE ACT, THESE SHARES MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED OR OTHERWISE TRANSFERRED OR DISPOSED OF.”
(g)     Notwithstanding clause 4.5(c), the Purchaser shall not have the right to satisfy any obligation to make any payment to an Equity Settled Vendor of all or any portion of any Deferred Payment or Earnout Payment arising in respect of that Equity Settled Vendor’s Cancelled Options by procuring that the Purchaser Parent issue Purchaser Parent Shares.
4.6     Vendor and EST Holder directions
Each Vendor and EST Holder irrevocably and unconditionally:
(a)     Each Vendor and EST Holder irrevocably and unconditionally:
(i)     subject to the clauses 1.1(a), nominates, for the purposes of clauses 4.2, 4.3, 4.4 and 4.5, and all other purposes under this deed, the Nominated Account as the account into which any amount payable under this deed by the Purchaser to the Vendor or EST Holder is to be paid;
(ii)     subject to the clause 1.1(a), directs the Purchaser to pay to the Nominated Account any amount payable under this deed by the Purchaser to the Vendor or EST Holder; and
(iii)     acknowledges and agrees that the payment by the Purchaser to the Nominated Account of any amount payable under this deed by the Purchaser to the Vendor or EST Holder will constitute good and sufficient discharge of, and will be in full and final satisfaction of, the Purchaser's obligation to pay any such paid amount to the Vendor or EST Holder.
(b) ~~Each Vendor and EST Holder irrevocably and unconditionally:~~Not used.
~~(c)    directs the Purchaser to pay to the Target (as an interest free loan from that Vendor or EST Holder, as applicable) an amount from the Vendor’s and EST Holder’s Upfront Payment which is equal to that Vendor’s or EST Holder’s UK Liability Proportion of the following amount:~~
~~(d)~~
~~(e)    where:~~
~~(f)    A equals the UK Option Tax Liability~~
~~(g)    B equals the aggregate Upfront Payment to be paid by the Target to UK Option Holders (ignoring the effect of clause 2(c)(i) of Schedule 13); and~~
~~(h)    C equals the UK Option Tax Proportion,~~
~~(i)    (the aggregate amount directed by each Vendor and EST Holder being the UK Loan Amount);~~
~~(j)    acknowledges and agrees that the payment by the Purchaser to the Target of the amount specified in clause 4.6(b)(i) will constitute good and sufficient discharge of, and will be in full and final satisfaction of, the Purchaser’s obligation to pay that part of the Vendor’s or the EST Holder’s Upfront Payment which equals the UK Loan Amount of the Vendor or EST Holder.~~
(c)     ~~(k)~~ Each EST Holder irrevocably and unconditionally directs the Purchaser to pay to the Target an amount equal to the aggregate Exercise Price for all Options exercised by the EST Holder from the EST Holder’s Upfront Payment, and to the extent the Exercise Price exceeds the Upfront Payment, from each subsequent Deferred Payment an amount equal to the outstanding balance of the Exercise Price, until such time that the full amount of the Exercise Price has been directed to the Target.

4.7 Not used.
~~4.7    Payment of the UK Option Tax Liability~~
~~4.8    The Purchaser must procure that amounts equal to any UK Withheld Amounts that are withheld by the Target Group after Completion pursuant to paragraph 2(d) of Schedule 13 are paid by the Target to the Vendors and EST Holders in repayment of the UK Loan Amounts advanced under clause 4.6(b)(i).~~
~~4.9    Each Vendor and EST Holder irrevocably and unconditionally:~~
~~4.10     nominates the Nominated Account as the account into which any amounts payable under clause 43.7(a) to the Vendor or EST Holder is to be paid; and~~
~~4.11    directs the Purchaser to procure the payment to the Nominated Account of any amount payable under clause 4.47A9) to the vendor or EST Holder; and~~
~~4.12    acknowledges and agrees that the payment by the Purchaser to the Nominated Account of any amount payable under clause 4.7(a) to the Vendor or EST holder will constitute good and sufficient discharge of, and will be in full and final satisfaction of, the UK Loan Amounts advanced under clause 43.6(b)(i).~~

4.8 ~~4.13~~Certain US income tax matters
(a)     Notwithstanding anything to the contrary in this deed, each party to this deed agrees:
(i)     that any instalment obligation, earnout note, or other deferred payment obligation issued pursuant to this deed (each, a Vendor Note) will be in registered form within the meaning of Sections 871(h) and 881(c) of the Code; and
(ii)     to use reasonable endeavours to (i) ensure that any stated or unstated interest (including original issue discount or interest deemed to arise under Sections 453, 483, or 1274 of the Code) payable on any Vendor Note may qualify as portfolio interest within the meaning of Sections 871(h) and 881(c) of the Code, to the maximum extent permitted by applicable law (with the parties acknowledging that the Vendor Notes may or may not so qualify), and at the sole discretion of Purchaser (ii) if such Vendor Notes do so qualify (each, a Qualifying Vendor Note) and subject to compliance by the Vendors with clause 4.8(b), to administer each Qualifying Vendor Note in a commercially reasonable manner, consistent with applicable law. The Appointed Representative shall be entitled, upon reasonable notice, to observe or be reasonably informed of the Purchaser's assessment process regarding such determination; provided that such observation shall not obligate the Purchaser to adopt any particular position or take any action contrary to its obligations as withholding agent or applicable law.
(b)     Each Vendor shall deliver, and the Purchaser shall be permitted to rely upon, valid and properly completed IRS Forms W-8BEN, W-8BEN-E, W-8IMY, W-8EXP, or any applicable successor forms, together with any additional certifications reasonably requested by the Purchaser to establish eligibility for portfolio interest treatment.
(c)     If the Purchaser reasonably determines that it is required to deduct or withhold any such taxes on interest paid on a Vendor Note, the Purchaser shall provide prompt written notice to the applicable Vendor of any missing, deficient, or expiring documentation and shall afford the Vendor a reasonable opportunity to cure prior to withholding. Moreover, the Purchaser shall use reasonable endeavours to avoid or reduce any withholding, including by cooperating in good faith with any reasonable restructuring or documentation requested by the Vendor that preserves portfolio interest treatment, only to the extent permitted under applicable law.

(b)     For the purposes of this clause 5.10, ‘reasonable steps’ includes the Target or (at the request of the relevant Third Party) another Target Group Member providing the relevant Third Party with a replacement for the Bank Guarantee or other collateral effective from Completion with an equivalent face value and otherwise on terms satisfactory to the Third Party, where the original Bank Guarantee is delivered to the issuer of the original Bank Guarantee, or the Cash-Backing is released, at Completion.
(c)     lf a Bank Guarantee or Cash-Backing (as applicable) has not been released by the Third Party in whose favour the Bank Guarantee has been issued by Completion (such Bank Guarantee being an Unreleased Bank Guarantee):
(i)     the Purchaser indemnifies the Warrantors in relation to any Liability incurred by the Warrantors in relation to a Claim against the Unreleased Bank Guarantee for any obligation of a Target Group Member arising on or after the Completion Date; and
(ii)     the parties to this deed must each continue to take reasonable steps to ensure such release is obtained as soon as practicable after the Completion Date and, in respect of Cash-Backing, the Purchaser procures that the Target pays to the Warrantors, in their Respective Proportion, the amount of the cash the subject of the Cash-Backing within five Business Days of the release of the Cash-Backing.
(d)     For the purposes of this clause 5.10, ‘reasonable steps’ includes the Purchaser providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the Unreleased Bank Guarantee.
5.11     Vendors’ Completion Certificate
(a)     On the day being 7 Business Days prior to the Scheduled Completion Date, the Vendors must deliver to the Purchaser a certificate, in substantially the form set out in Schedule 8, signed by the Appointed Representative (Vendors’ Completion Certificate) certifying and setting out each of the following:
(i)     the Vendor Side Parties’ bona fide and reasonable estimate of each of the following:
(A)     the Working Capital (Estimated Working Capital);
(B)     the Cash (Estimated Cash); and
(C)     the Debt (which, for the avoidance of doubt, includes estimated amounts of Payroll Tax and payroll Taxes in other jurisdictions) (Estimated Debt); and
(ii)     the amount equal to:
(A) the Estimated Net Debt;
(B) the Estimated Adjustment Amount;
(C) the Completion Amount;
(D) the Option Cancellation Amount; and
(E) in respect of each Vendor, EST Holder and CCO Holder:
(I) the Upfront Payment relating to that party; and
(Il) the maximum of each Earnout Payment related to that party; and
(F) in respect of each Other Vendor, OV EST Holder and OV CCO Holder, the amount of each Deferred Payment relating to that party.
(b)     Without limiting clause 5.6, prior to the delivery of the Vendors' Completion Certificate by the Appointed Representative to the Purchaser pursuant to clause 5.11(a), the Vendor Side Parties must and must procure the Appointed Representative:
(i) consult with the Purchaser and its Representatives in connection with the Vendor Side Parties preparation of the Vendors' Completion Certificate (including the calculation and/or determination of any estimates or other amounts required to be set out in the Vendors' Completion Certificate) and incorporate in the Vendors' Completion Certificate:

(c)     The Appointed Representative and the Purchaser must negotiate in good faith with a view to resolve the Disputed Matters within 10 Business Days of the Purchaser giving the Response to the Appointed Representative (or within such longer period as may be agreed in writing by the Appointed Representative and the Purchaser) (Dispute Settlement Period).
(d)     If all of the Disputed Matters are resolved by agreement between the Appointed Representative and the Purchaser within the Dispute Settlement Period, the draft Adjustment Statement (together with any amendments agreed by the Appointed Representative and the Purchaser during the Dispute Settlement Period) will be taken to be agreed by the Vendor Side Parties and the Purchaser as the final Adjustment Statement and each of the Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount set out in that final Adjustment Statement will be final and binding on the Vendor Side Parties and the Purchaser.
(e)     If the Appointed Representative and the Purchaser have not resolved all of the Disputed Matters within the Dispute Settlement Period, those of the Disputed Matters that have not been resolved (Remaining Disputed Matters) must, promptly following the expiry of the Dispute Settlement Period, be submitted for determination to the Independent Accountant.
(f)     The Independent Accountant must be appointed by agreement between the Appointed Representative and the Purchaser. If the Appointed Representative and the Purchaser cannot agree on the appointment of the Independent Accountant within 10 Business Days of the expiry of the Dispute Settlement Period, then either the Appointed Representative or the Purchaser must request that the RI President nominates the Independent Accountant.
(g)     If either the Appointed Representative or the Purchaser requests that the RI President nominate the Independent Accountant, the Appointed Representative and the Purchaser must comply with all requirements of the RI President for the provision of that nomination, including by providing the RI President with:
(i)     a copy of relevant provisions of this deed;
(ii)     a description of the Remaining Disputed Matters; and
(iii)     the approximate value of each of, and the technical area or areas involved in respect of, the Remaining Disputed Matters.
(h)     The person nominated by the RI President to be the Independent Accountant must be appointed by the Vendor Side Parties (acting through the Appointed Representative) and the Purchaser as the Independent Accountant. If the RI President nominates a list of persons to be appointed as the Independent Accountant rather than one particular person, the first person named on that list must be appointed as the Independent Accountant.
(i)     The Remaining Disputed Matters and a determination regarding the Independent Accountant's costs must be referred to the Independent Accountant by written submission which must include:
(i)     the draft Adjustment Statement, the Dispute Notice, the Response and an extract of the relevant provisions of this deed; ~~and~~
(ii)     separate written submissions of the Vendor Side Parties (acting through the Appointed Representative) and the Purchaser setting out their positions on the Remaining Disputed Matters~~,~~ including submissions amended with the benefit of the Independent Lawyer’s opinion received under clause 7.5(i)(iii);
(iii)     if a Remaining Disputed Matter relates to payroll Taxes owing or payable in any jurisdiction by the Target Group in connection with options exercised and held by the EST, or cancelled, under this Transaction, at either the Purchaser or Appointed Representative’s request, the Independent Account must obtain, in respect of each such jurisdiction, an opinion from an Independent Lawyer as to the correct application of relevant payroll Tax Law to the facts and circumstances underpinning or related to this Remaining Disputed Matter on the balance of probabilities.
(j)     The Independent Accountant must also be instructed to finish its determination as soon as reasonably practicable, but no later than 30 Business Days after the Independent

Accountant's appointment (or such other period as may be agreed in writing by the Appointed Representative and the Purchaser).
(k)     The Independent Accountant must make its determination based solely on the information provided to or procured by them under clause 7.5(i), and not by independent review. All correspondence between the Independent Accountant and the Vendor Side Parties must be copied to the Purchaser and all correspondence between the Independent Accountant and the Purchaser must be copied to the Appointed Representative.
(l)     The Independent Accountant must act as an expert and not as an arbitrator. To the extent the Independent Accountant's determination purports to make any determination with respect to anything other than the Remaining Disputed Matters or which is inconsistent with an Independent Lawyer's opinion received under clause 7.5(i)(iii), any such determination will be disregarded by the Vendor Side Parties and the Purchaser for all purposes in connection with the Adjustment Statement.
(m)     The Independent Accountant's determination with regards to each Remaining Disputed Matter must be in the form of a single value that the Independent Accountant determines should be reflected in the Adjustment Statement. If the Independent Accountant provides its determination with regards to any Remaining Disputed Matter in the form of a range of values, the mid-point of the range of values that the Independent Accountant determined will be used instead.
(n)     The written determination of the Independent Accountant will be final and binding on the Vendor Side Parties and the Purchaser in the absence of manifest error and subject to the Tax Ruling.
(o)     The draft Adjustment Statement will be deemed to be amended:
(i)     to reflect any amendments agreed by the Appointed Representative and the Purchaser in respect of the Disputed Matters during the Dispute Settlement Period; and
(ii)     in accordance with the written determination of the Independent Accountant in respect of the Remaining Disputed Matters, and taken to be agreed by the Vendor Side Parties and the Purchaser as the final Adjustment Statement and each of the Actual Net Debt, the Actual Working Capital and the Actual Adjustment Amount set out in that final Adjustment Statement will be final and binding on the Vendor Side Parties and the Purchaser.
7.6     Costs
(a)     Subject to clause 7.6(b), the Vendor Side Parties and the Purchaser will each bear their own respective costs in relation to the preparation and settlement of the Adjustment Statement and the determination of the Independent Accountant in relation to the Adjustment Statement.
(b)     The costs of:
(i)     the RI President (if requested) in providing his or her nomination of the Independent Accountant relating to the Adjustment Statement will be borne equally by the Purchaser, on the one hand (i.e. as to half the costs) and the Vendor Side Parties, on the other (i.e. as to half the costs); and
(ii)     the Independent Accountant (if instructed),
will be borne by Purchaser, on the one hand, and by the Vendor Side Parties, on the other, in accordance with the determination provided by the Independent Accountant, and the parties will instruct the Independent Accountant to provide such a determination regarding its costs. If the Independent Accountant does not provide any determination regarding the allocation of its costs, the costs will be borne equally by the Purchaser, on the one hand (i.e. as to half the costs), and the Vendor Side Parties, on the other (i.e. as to half the costs).

(vi)     to the extent that Qualifying Claims exceed the Deductible, the Purchaser may make a Claim against the Warrantors (in their Respective Proportions) in respect of an amount equal to US$718,750. In the event that a Warrantor is liable to pay an amount to the Purchaser in respect of such Claims, this obligation must be satisfied:
(A)     in the first instance, by way of a deduction of the relevant amount in the Warrantor’s Respective Proportion from the Deferred Payments otherwise payable but not yet paid to ~~that Warrantor (if~~ each such party (as applicable), and if such amount is not sufficient (or the Warrantor has no entitlement to a Deferred Payment), by way of deduction of the relevant amount in each such party's Respective Proportion from the Earnout Payments payable but not yet paid to that Warrantor (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, the Warrantor will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount payable but not yet paid and such deduction will be deemed to be good discharge of the obligation to pay such amount to the Purchaser even if the Earnout Payment Amount that would otherwise have been payable to the Warrantor is ultimately determined to be less than the Earnout Payment Cap), and if the Purchaser makes a deduction ~~against~~from a Deferred Payment or Earnout Payment Amount under ~~the foregoing~~ this clause, the Purchaser may procure that the Target deduct from a Deferred Payment or Earn Out Payment Amount payable but not yet paid to ~~an OV~~a CCO Holder an amount equal to the ~~OV~~ CCO Holder’s Respective Proportion of the relevant amount (and for the purpose of making a deduction against an Earnout Payment Amount payable but not yet paid to a CCO Holder under this clause only, each ~~OV~~ CCO Holder will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount, even if the Earnout Payment Amount that would otherwise have been payable to the ~~OV~~ CCO Holder is ultimately determined to be less than the Earnout Payment Cap); and
(B)     in respect of any balance owing after Earnout Payment Date 3, by the Warrantor making a payment in immediately available funds within 5 Business Days being notified of the Claim by the Purchaser;
(vii)     to the extent required to permit or facilitate a Subject Claim by the Purchaser under the W&l Insurance Policy and only on the basis that a Warrantor must have no Liability in relation to the facts and circumstances of that Claim beyond AU$1.00; and
(viii) to the extent that the Purchaser makes a Specific Indemnity Claim against a Warrantor; and
(c)     for the avoidance of doubt, any failure by the Purchaser to obtain warranty and indemnity insurance (including the W&l Insurance Policy) will not in any way limit, affect or otherwise prejudice clauses 10.2(a) and 10.2(b).
10.3     Fraud
The Purchaser is not prevented under any provision of this deed from making a Fraud Claim against a Warrantor who is alleged to have engaged in the conduct giving rise to the Fraud Claim, and in respect of those rights of recovery arising out of or relating to the conduct of that Warrantor giving rise to the Fraud Claim, provided that the conduct of a Warrantor giving rise to a Fraud Claim will not give rise to any right to make a Claim against another Warrantor who has not engaged in that conduct.

(i)     in the first instance, by way of a deduction of the relevant amount in the Warrantor’s Respective Proportion from the Deferred Payments ~~(if~~otherwise payable but not yet paid to each such party (as applicable), and if such amount is not sufficient (or the Warrantor has no entitlement to a Deferred Payment), by way of deduction of the relevant amount in each such party's Respective Proportion from the Earnout Payment Amounts (and for the purpose of making a deduction against an Earnout Payment Amount under this clause only, each Warrantor will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount payable but not yet paid to that Warrantor and such deduction will be deemed to be good discharge of the obligation to pay such amount to the Purchaser even if the Earnout Payment Amount that would otherwise have been payable is ultimately determined to be less than the Earnout Payment Cap), and if the Purchaser makes a deduction ~~against~~ from a Deferred Payment or Earnout Payment Amount under this clause, the Purchaser may procure that the Target deduct from a Deferred Payment or Earn Out Payment Amount payable but not yet paid to ~~an OV~~a CCO Holder an amount equal to ~~what~~ the ~~OV~~ CCO Holder’s Respective Proportion of the Indemnified Loss (and for the purpose of making a deduction against an Earnout Payment Amount payable but not yet paid to ~~an OV~~a CCO Holder under this clause only, each ~~OV~~ CCO Holder will be taken to have received an amount equal to the Earnout Payment Cap for each Earnout Payment Amount, even if the Earnout Payment Amount that would otherwise have been payable to the CCO Holder is ultimately determined to be less than the Earnout Payment Cap); and
(ii)     in respect of any balance, by the Warrantor making a payment in immediately available funds without counter-claim or set off within five Business Days of receiving a notice under clause 9.11.
(b)    For the avoidance of doubt the Specific Indemnities are not limited by the qualifications and limitations against the Warranties in clause 9 unless expressly stated otherwise in that clause. Under no circumstances can the Purchaser recover from a Warrantor more than its Respective Proportion of the Purchase Price to the extent actually received by that Warrantor in respect of all Claims under this deed.
(c)     The parties agree that the Specific Indemnities are limited as follows:
(i)     the Warrantors maximum aggregate liability as a result of a Claim under a Specific Indemnity is limited to US$30 million other than with respect to particular Specific Indemnities for which the parties agree a higher limit; and
(ii)     clauses 9.7(b), 9.8(b)(i) and 9.10 and such other limitations as are agreed in writing between the parties, shall apply to Claims under the Specific Indemnities.
(d)     The parties agree that any Claims or Loss or other alleged liability under the Specific Indemnities are subject to the Conduct of Third Party Claims regime as is agreed in writing between the parties (provided that the prior consent of the Purchaser to a settlement is not required).
13    Purchaser Warranties
13.1 Representations
The Purchaser, the Guarantor and the Purchaser Parent each represent and warrant to each Vendor Side Party that each of the Purchaser Warranties are true and accurate.
13.2 When Purchaser Warranties given Each Purchaser Warranty is given:
(a)     to the extent that the Purchaser Warranty is expressed to be given as at a particular date or dates only, on that date or dates only; and
(b)     in respect of each other Purchaser Warranty, on the date of this deed and as at Completion.

15.2 Vendor Side Party access to Records
(a)     Subject to the Vendor Side Parties complying with any reasonable steps requested by the Purchaser to preserve confidentiality, the Purchaser must at all reasonable times, upon that Vendor Side Party giving reasonable notice, grant to that Vendor Side Party or any of its Representatives (at that Vendor Side Party’s cost) access to such Records and the right to take copies of such Records:
(i)     that are relevant to any investigation by a Governmental Authority or any litigation that is actual, pending or threatened at Completion or relates to the period prior to Completion, in each case to the extent relating to that Vendor Side Party only and only in relation to the period prior to Completion (unless the Vendor Side Party demonstrates that Records relating to the post-Completion period are relevant);
(ii)     for the purpose of dealing with the accounting, Tax, financial or insurance affairs of that Vendor Side Party;
(iii)     necessary for the Vendor Side Party to comply with any applicable law (including any applicable Tax Law) and for the purpose of assisting that Vendor Side Party to prepare Tax or other returns, accounts or other financial statements required of that Vendor Side Party by law or any other regulatory requirements of any Governmental Authority; or
(iv)     as may be reasonably required for the purpose of that Vendor Side Party complying with that Vendor Side Party obligations or exercising its rights under this deed.
(b)     The Purchaser must use reasonable endeavours to ensure that all Records are preserved and accessible until and including the date that such Records are required by any applicable law to be retained.
(c)     Nothing in this clause 15.2 obliges any Purchaser Group Member to provide access to, or to permit copies to be taken of, any Relevant Records where such access or right may prejudice any legal professional privilege which may exist.
15.3 Release
(a)     To the fullest extent permitted by law, with effect on and from Completion, the Vendor Side Parties waive (and must procure that each Vendor Side Party waives) all rights and Claims that they may have personally against each Target Group Member and any current and former officers and employees of any Target Group Member (Group Personnel) (in each case when acting in that capacity and when relating to any Target Group Member, the Business or any activities, omissions, facts, matters or circumstances relating to the period before Completion), or in relation to any matter arising directly or indirectly in connection with the Transaction (including rights and Claims under the terms of the Sale Securities, Options, SAFEs, the Non-Exchanging SAFE, 1V Warrant Deed, Equity Plans and otherwise in connection with the transactions contemplated by clause 5.14), except to the extent that those rights or Claims arise out of the fraud of any Target Group Member or any Group Personnel.
(b)     The parties acknowledge and agree that:
(i)     the Purchaser has sought and obtained this waiver as agent for and on behalf of each Target Group Member and each Group Personnel and holds the benefit of this clause 15.3 as trustee for them; and
(ii)     the provisions of this clause 15.3 may be enforced by the Purchaser on behalf of and for the benefit of the Target Group Members and the Group Personnel and those persons may plead this clause 15.3 in answer to any Claim made by the Vendor Side Parties or any Vendor Party against them.
15.4 Payroll Tax
(a)     The Purchaser must:
(i)     no later than two months after the Completion Date, procure that the Target Group:

(A)     prepare applications for binding rulings from all relevant Tax Authorities on the application of payroll Tax Laws in Australian jurisdictions and the liability of the Target Group to pay such payroll Taxes in connection with the exercise or cash cancellation of Options in connection with this Transaction (collectively, Tax Ruling) and provide the Appointed Representative with a copy of the draft Tax Ruling application prior to its lodgement with the relevant Tax Authority and incorporate the Appointed Representative's reasonable comments; and
(B)     obtain any necessary valuations in connection with the Options;
(ii)     keep the Appointed Representative reasonably informed of all matters relating to the Tax Ruling; and
(iii)     no later than 10 Business Days following receipt of the final Tax Ruling from a relevant Tax Authority, promptly notify the Appointed Representative in writing of the receipt of the Tax Ruling and the quantum of the Payroll Tax liability implied by the Tax Ruling and the valuations referred to in clause 15.4(a)(i)(B) (Tax Ruling Payroll Tax Amount).
(b)     Following the notification under clause 15.4(a)(iii)
(i) the Purchaser will rateably reduce any payments otherwise payable pursuant to clause 4.2 by each payee's Respective Proportion of all Third Party costs incurred by a Purchaser Group Member in relation to pursuing the Tax Ruling matters and all actions of a Purchaser Group Member under or in connection with this clause 15.4 following Completion (including the costs of any necessary valuation);
(ii)     if the Tax Ruling Payroll Tax Amount is greater than the Actual Payroll Tax Amount, then the Vendors, EST Holders and CCO Holders must pay an amount equal to the difference between those amounts to the Purchaser, as follows:
(A)     in the first instance, by way of a deduction by the Purchaser, or by the relevant Target Group Member as procured by the Purchaser (in the case of OV CCO Holders), of the relevant amount in each such party's Respective Proportion from the Deferred Payments otherwise payable but not yet paid to each such party (as applicable):
(B)     in the second instance, if any amount deducted pursuant to clause 15.4(b)(ii)(A) is not sufficient (or the Vendor, EST Holder or CCO Holder, as applicable, has no entitlement to a Deferred Payment), by way of deduction by the Purchaser, or by the relevant Target Group Member as procured by the Purchaser (in the case of OV CCO Holders), of the relevant amount in each such party's Respective Proportion from the Earnout Payments otherwise payable to that Vendor, EST Holder or CCO Holder, provided that, for the avoidance of doubt, if the amount entitled to be deducted from any such party exceeds an Earnout Payment payable to that party, any remaining balance may be deducted from subsequent Earnout Payments otherwise payable to that party, if any; and
(C)     in the third instance, if no further Deferred Payments or Earnout Payments are due to any Vendor, EST Holder or CCO Holder, or, the amount recoverable pursuant to clauses 15.4(b)(ii)(A) and 15.4(b)(ii)(B) is insufficient with respect to such parties, then by way of a separate payment to the Purchaser within 10 Business Days of the notification under clause 15.4(a)(iii); and
(iii)     if the Tax Ruling Payroll Tax Amount is less than the Actual Payroll Tax Amount, the Purchaser must pay, or must procure that the relevant Target Group Member (as applicable) pays, an amount equal to the difference between those amounts (subject to reimbursement of such amounts from the applicable Government Agency) to the Vendors, EST Holders and CCO Holders, in their Respective Proportion:
(A)     on the next date a Deferred Payment or Earnout Payment is due to be paid to that Vendor, EST Holder or CCO Holder; or

(B) if no further Deferred Payments or Earnout Payments are due to any Vendor, EST Holder or CCO Holder, then as a separate payment within 10 Business Days of the Purchaser notifying the Appointed Representative under clause 15.2(a)(iii); and
in, each case, in accordance with the principles under this deed which apply to payments from the Purchaser or relevant Target Group Member, including but not limited to those principles set out in clauses 4.6, 10.2(b)(vi) and clause 12.1 and Schedule 13.
16. Confidentiality and publicity
16.1 Confidentiality
(a)     Each party must keep confidential any Confidential Information of each other party, including:
(i)     the existence and the terms of this deed and each document referred to, or entered into in connection with, this deed, including details or information relating to the consideration payable or paid to or otherwise received or receivable by a party in connection with the Transaction;
(ii)     any discussions or correspondence between the parties or any of their Representatives that have taken place in relation to the transactions contemplated by this deed; and
(iii)     any information which, either orally or in writing, is agreed, designated or indicated as being confidential information of the disclosing party or any of its Representatives.
(b)     Obligations of confidentiality under clause 16.1(a) do not apply:
(i)     to those Representatives of the recipient or Related Bodies Corporate of the recipient who have a need to know for the purposes of this deed and/or in connection with the Transaction (and in each case, on a confidential basis);
(ii)     if disclosure of the Confidential Information is required by law or the rules of a recognised stock or securities exchange (provided that any such disclosure is made after prior consultation with the other parties, or in the case of the Vendor Side Parties, the Appointed Representative);
(iii)     where the disclosure is required for use in legal proceedings regarding the Transaction or under the W&l Insurance Policy;
(iv)     if prior to the disclosure, the written approval of the Purchaser and the Appointed Representative is obtained;
(v)     if the recipient is required to make a disclosure by this deed, but only to the extent reasonably required to comply with the relevant requirement under this deed; and
(vi)     in the case of a Vendor that is or holds the Sale Shares on behalf of, a fund, partnership, unit trust or any other fund vehicle (Fund Vendor), where the disclosure is to any manager, adviser, trustee, custodian, nominee, member, investor, general partner, limited partner, unitholder of or in that fund, partnership, unit trust or fund vehicle or any investment advisory, co-investment or similar committee in respect of the relevant fund, partnership, unit trust or fund vehicle and is either:
(A)     required by the terms of any trust deed, limited partnership agreement or other fund document in effect as at the date of this deed; or
(B)     reasonably necessary in the proper administration of the fund, partnership, unit trust or other fund vehicle (including in connection with reporting to investors), in each case on a confidential basis.

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Schedule 1 – Parties (clause 1.1)

Part A – Vendors and their Key Persons
[***]

Part B – KEV EST Holders and their Key Persons
[***]

Part C – OV EST Holders and their Key Persons
[***]

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Schedule 2 – KEV CCO Holders
[***]

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Schedule 8 – Vendors' Completion Certificate (clause 5.11)
[***]

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Schedule 13 – Treatment of Options
[***]